Exhibit 10.2

BANK OF HAWAII CORPORATION
2004 STOCK AND INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (“Agreement”) dated April 23, 2010 (the  “Grant Date”), between Bank of Hawaii Corporation, a Delaware corporation (“Company”), with its registered office at 130 Merchant Street, Honolulu, Hawaii 96813 and                      , an Employee (“Grantee”), who as of the Grant Date is a Covered Employee.

1.             Grant of Restricted Shares.  By action taken on the Grant Date, the Human Resources and Compensation Committee of the Company’s Board of Directors (“Committee”) has granted to Grantee             shares of the Company’s common stock (“Restricted Shares”) pursuant to the Bank of Hawaii Corporation 2004 Stock and Incentive Compensation Plan, as amended (“Plan”).  The grant of Restricted Shares evidenced by this Agreement is made subject to the terms and conditions of the Plan and of this Agreement.  In case of conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall control.  Certain terms defined in the Plan are used in this Agreement with the meanings given to them in the Plan.

2.             Restrictions During Period of Restriction.  Restricted Shares shall be subject to forfeiture by Grantee until the Period of Restriction terminates as to such Restricted Shares and the Restricted Shares shall vest in the Grantee (up to a maximum of               shares) in accordance with the terms of the Plan (including, but not limited to, conditions and restrictions imposed pursuant to Section 8.4 of the Plan) and this Agreement.

a.             Restriction Period.  For purposes of this Agreement and with respect to any particular Restricted Share granted under this Agreement, the term “Restriction Period” means a period that commences on the Grant Date and terminates following achievement of the performance objectives described below.

i.              Performance Objective.  The Period of Restriction shall terminate and Restricted Shares shall vest in Grantee as follows:

(a) on the last business day of January 2011, with respect to           of the Restricted Shares, provided that (I) Grantee remains an Employee through December 31, 2010 and (II) the Committee shall have certified with respect to the fiscal period from April 1, 2010 through and including December 31, 2010 that the Company has achieved cumulative net income in excess of regular quarterly dividends declared as publicly announced by the Company in its earnings releases for that year; and

(b) on the last business day of January 2012, with respect to               of the Restricted Shares provided that (I) Grantee remains an Employee through December 31, 2011 and (II) the Committee shall have certified with respect to the fiscal year ending on December 31, 2011 that the Company has achieved cumulative net income in excess of regular quarterly dividends declared as publicly announced by the Company in its earnings releases for that fiscal year.

(c) on the last business day of January 2013, with respect to               of the Restricted Shares, provided that (I) Grantee remains an Employee through December 31, 2012 and (II) the Committee shall have certified with respect to the fiscal year ending on December 31, 2012 that the Company has achieved cumulative net income in excess of regular quarterly dividends declared as publicly announced by the Company in its earnings releases for that fiscal year.

ii.             Committee Determinations. This Agreement shall be interpreted in a manner consistent with the requirements of the performance-based compensation exception under Code Section 162(m).  The Committee shall endeavor to certify whether the performance objective described in Section 2.a.i of this Agreement have been satisfied prior to the scheduled time of vesting specified in those provisions.  In the event that the Committee has not done so, it shall make such determinations as soon thereafter as possible and, if the satisfaction of a performance objective has been certified, the Restricted Shares subject to vesting shall vest at the time of the making of such certification.

b.             Other Termination of Restriction Period.  The Period of Restriction shall terminate and all theretofore unvested and unforfeited Restricted Shares shall vest in the Grantee upon the earliest to occur of:  (i) the death of Grantee; (ii) Grantee is no longer an Employee due to “disability” within the meaning of that term under Code Section 409A and the regulations promulgated thereunder; or (iii) the occurrence of a “Change in Control” in accordance with Article 15 of the Plan.

c.             Forfeiture of Unvested Restricted Shares.  Any Restricted Shares that remain unvested and unforfeited shall be forfeited and transferred to the Company upon the first to occur of (i) the making of the last of the performance determinations capable of being made under Section 2.a.i of this Agreement and (ii) except as provided in Section 2.b of this Agreement, Grantee’s ceasing to be an Employee for any reason, whether voluntary or involuntary.  Grantee’s employment shall not be treated as terminated in the case of a transfer of employment within the Company and its subsidiaries or in the case of sick leave and other approved leaves of absence.

d.             Transfer Restriction.  During the Period of Restriction for a particular Restricted Share, such Restricted Share shall be subject to the restrictions on transferability set forth in Section 8.3 of the Plan.

3.             Issuance of Shares; Registration; Withholding Taxes.  The Restricted Shares shall be issued in Grantee’s name in book entry in a restricted class and shall be held by the Company until all restrictions lapse or such shares are forfeited as provided herein.  When the Period of Restriction has terminated, the Company will transfer the shares from a restricted class to an unrestricted class in the Grantee’s name in book entry.  The Company may postpone the issuance or delivery of the Shares until (a) the completion of registration or other qualification of such Shares or transaction under any state or federal law, rule or regulation, or any listing on any securities exchange, as the Company shall determine to be necessary or desirable; (b) the receipt by the Company of such written representations or other documentation as the Company deems necessary to establish compliance with all applicable laws, rules and regulations, including applicable federal and state securities laws and listing requirements, if any; and (c) the payment to the Company in accordance with Article 17 of the Plan of any amount required by the Company to satisfy any federal, state or other governmental withholding tax requirements related to the issuance or delivery of the Shares.  Grantee shall comply with any and all legal requirements relating to Grantee’s resale or other disposition of any Shares acquired under this Agreement.

4.             Share Adjustments.  The number and kind of Restricted Shares or other property subject to this Agreement shall be subject to adjustment in accordance with Section 4.2 of the Plan.

5.             Rights as Shareholder.  Unless otherwise provided herein, Grantee shall be entitled to all of the rights of a shareholder with respect to the Restricted Shares, including the right to vote such Shares and to receive dividends and other distributions (not including share adjustments as described in Section 4 above) payable with respect to such Shares from and after the Grant Date.  Grantee’s rights as a shareholder shall terminate with respect to any Restricted Shares forfeited by Grantee.

6.             Amendment.  This Agreement may be amended by the Committee at any time based on its determination that the amendment is necessary or advisable in light of any addition to, or change in, the Code or regulations issued thereunder or any federal or state securities law or other law or regulation, or the Plan, or based on any discretionary authority of the Committee under the Plan.  Unless necessary or advisable due to a change in law, any amendment to this Agreement which has a material adverse effect on the interest of Grantee under this Agreement shall be adopted only with the consent of Grantee.

7.             Section 83(b) Election.  Grantee shall promptly deliver to the Company a copy of any election filed by Grantee in respect of the Restricted Shares pursuant to Code Section 83(b).

8.             Notices.  Any notice or other communication made in connection with this Agreement shall be deemed duly given when delivered in person or mailed by certified or registered mail, return receipt requested, to Grantee at Grantee’s address shown on Company records or such other address designated by Grantee by similar notice, or to the Company at its then principal office, to the attention of the Corporate Secretary of the Company.  Furthermore, such notice or other communication shall be deemed duly given when transmitted electronically to Grantee at Grantee’s electronic mail address shown on the Company records or, to the extent that Grantee is an active employee, through the Company’s intranet.

9.             Miscellaneous.  This Agreement and the Plan set forth the final and entire agreement between the parties with respect to the subject matter hereof, which shall be governed by and shall be construed in accordance with the laws of the State of Hawaii, to the extent not governed by federal law.  This Agreement shall bind and benefit Grantee, the heirs, distributees and personal representative of Grantee, and the Company and its successors and assigns.  This Agreement may be signed in counterparts, each of which shall be deemed an original, and said counterparts shall together constitute one and the same instrument.  Capitalized terms not herein defined shall have the meanings prescribed to them under the Plan.

IN WITNESS WHEREOF, the undersigned parties have duly executed this Agreement as of the date first above written.

BANK OF HAWAII CORPORATION

By
Its

Grantee